      As filed with the Securities and Exchange Commission on July 24, 2000

                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          CVF TECHNOLOGIES CORPORATION
             (Exact name of registrant as specified in its charter)


          Nevada                                                87-0429335
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                                916 Center Street
                            Lewiston, New York 14092
                                 (716) 754-7883
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

       Jeffrey I. Dreben, Chairman, President and Chief Executive Officer
                                916 Center Street
                            Lewiston, New York 14092
                                 (716) 754-7883
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------
                                    Copy to:

                                John J. Zak, Esq.
                          Christine A. Bonaguide, Esq.
                  Hodgson, Russ, Andrews, Woods & Goodyear, LLP
                           One M & T Plaza, Suite 2000
                             Buffalo, New York 14203

                                   ----------

     Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.

     If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
______________________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                           Proposed                 Proposed
                                                           maximum                  maximum
Title of each                                              offering                 aggregate                   Amount of
class of                          Amount to be             price per                offering                    registration
securities to be                  registered               share                    price                       fee
registered
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                     1,290,153                $3.0625 (2)              $3,951,093.56               $1,043.09
$0.001 par value
(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                       992,784                $3.0625 (2)              $3,040,401.00               $  802.67
$0.001 par value
(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                        50,000                $  3.25 (5)              $  162,500.00               $   42.90
$0.001 par value
(4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                       170,000                $3.0625 (2)              $  520,625.00               $  137.45
$0.001 par value
(6)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                             2,502,937                                         $7,674,619.56               $2,026.11
====================================================================================================================================

(1) 888,865 shares issued in various private placements of Registrant's common stock and 401,288 shares issued on exercise of stock options.

(2) Estimated pursuant to Rule 457(c) for purposes of calculating the fee.

(3) Issuable upon exercise of certain Warrants to acquire Registrant's common stock.

(4) Issuable upon the exercise of certain outstanding stock options granted under a Stock Option Agreement between Registrant and an awardee.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1). The offering price per share for the outstanding stock options is the exercise price of such options.

(6) Pledged to The Bank of Montreal to secure Registrant's guarantee of a loan to Dantec Corporation, a subsidiary of Registrant.

     Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration

Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                          CVF TECHNOLOGIES CORPORATION

                        2,502,937 SHARES OF COMMON STOCK

     The stockholders of CVF Technologies Corporation listed on page 15 of this prospectus are offering 2,502,937 shares of our Common Stock. These shares will have been previously issued in private placements of our Common Stock, upon exercise of Common Share Purchase Warrants and upon exercise of stock options. We will receive no proceeds from the shares of Common Stock offered by this prospectus.

     The selling stockholders may offer their shares at prevailing market prices in public transactions on The American Stock Exchange or in privately negotiated transactions. No period of time has been fixed within which the shares may be offered or sold.

     The Common Stock is listed on The American Stock Exchange under the symbol "CNV".

     The address of our principal executive offices is 916 Center Street, Lewiston, New York 14092 and our telephone number (716) 754-7883.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is July 24, 2000.

                                TABLE OF CONTENTS

RISK FACTORS...........................................................................................6

USE OF PROCEEDS.......................................................................................13

THE COMPANY...........................................................................................13

SELLING STOCKHOLDERS..................................................................................15

PLAN OF DISTRIBUTION..................................................................................18

LEGAL MATTERS.........................................................................................19

EXPERTS...............................................................................................19

WHERE YOU CAN FIND MORE INFORMATION ABOUT US..........................................................20

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES........................................................22

NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................................................24


     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus. You must not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by us. This prospectus is not an offer or solicitation with respect to these shares in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this prospectus does not mean that there has been no change in our affairs or that the information in this prospectus is correct at any time subsequent to its date.


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



                                  RISK FACTORS

     An investment in our Common Stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

     WE INVEST IN EARLY STAGE AND START-UP COMPANIES THAT HAVE LIMITED OPERATING HISTORIES, REQUIRE LONG-TERM INVESTMENT AND MAY NOT GENERATE A RETURN ON OUR INVESTMENT.

     Our business is to acquire significant holdings in early stage and start-up companies, primarily in the technology area, and to assist in their management. These companies are subject to various risks common to early-stage and start-up companies, including lack of a customer base, lack of name recognition and credibility, the need to hire experienced management and the need to develop and refine the plan of operation of the business. A number of these companies' products have only recently been introduced to the market or have not yet been commercially exploited. Accordingly, several of these companies have limited operating histories upon which investors can base an evaluation of their businesses and prospects.

     Investments of the kind we make involve a long-term commitment. Early-stage companies may require three to five years or longer in order to mature and generate returns to investors. We do not know whether any of our companies will mature and generate returns or permit us to recoup invested capital. Our ability to achieve an acceptable rate of return on any particular investment is subject to a number of risk factors often beyond our control, including increased competition and lack of market share, quality of management, cyclical or uneven financial results, technological obsolescence and regulatory delays. As well, losses on unsuccessful companies are often realized before gains on successful companies are realized. An investment in our Common Stock is only appropriate for investors able to make a long-term commitment and with the capacity to absorb a loss of some or all of their investment.

     OUR FINANCIAL RESULTS AND THE STOCK VALUE OF OUR ASSETS ARE DEPENDENT UPON THE COMPANIES IN WHICH WE INVEST.

     The value of our Common Stock is based on the value of the securities of the companies we invest in and therefore the value of our Common Stock will increase or decrease with the value of these companies. If the companies in which we invest are not successful, our financial results will be materially adversely affected and the value of our assets will decline.

     LACK OF MARKET FOR SECURITIES OF COMPANIES IN WHICH WE INVEST.

     Our profitability and financial results are dependent on the companies' activities and financial results. Certain of these companies are consolidated with us for financial reporting purposes and have not yet achieved profitable operations. As a result, we have sustained operating losses, on a consolidated basis, in fiscal years 1996, 1997, 1998 and 1999 and expect to incur an operating loss in fiscal year 2000. We do not know whether we will be able to achieve operating profitability on a quarterly or annual basis in the future.

     The majority of the companies in which we invest are private companies and, as such, our investments are not readily marketable. As such, we may not be able to sell our investment in these companies at an acceptable price or at all.

     THERE ARE SEVERAL TECHNOLOGY-RELATED RISKS WHICH MAY APPLY TO US AND THE COMPANIES IN WHICH WE INVEST.

     The companies in which we have invested and companies in which we may in the future invest are developing products that will likely require significant additional development, testing and financial support prior to commercialization. We do not know whether such products will be successfully developed, can be capable of being produced in commercial quantities at reasonable costs or can be successfully marketed. The likelihood of our long-term success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the development of new technology and the competitive environments of the technology industry. Summarized below are certain risks generally applicable to companies in the technology industry.

     The Industries of the Companies in Which We Have Invested Are Subject to Rapid Change. The markets for many of products of the companies in which we have invested are generally characterized by rapid and significant technological advancements, the frequent introduction of new products utilizing new technologies, changes in customer needs and demands and evolving industry standards. The adoption of new technologies or industry standards can render their products obsolete and unmarketable. This presents substantial risks for us because their products typically have lengthy development and sales cycles. These companies also may not be successful in developing and marketing enhancements to their products or in developing new products that respond to technological changes, evolving industry standards or customer requirements. They may also experience difficulties with new products, and their enhancements or new products may not adequately address the requirements of the marketplace or achieve any significant degree of market acceptance.

     The Companies in Which We Have Invested Operate in Highly Competitive Industries. The markets for the products of the companies in which we have invested are intensely competitive. Many of the current and potential competitors of these companies have longer operating histories and substantially greater financial, technical and marketing resources and name recognition. Current or potential competitors may develop products comparable or superior to those developed by these companies or adapt more quickly than them to new technologies, evolving industry standards, new product introductions or changing customer requirements.

     The Products of the Companies in Which We Have Currently Invested May Contain Defects Which Could Lead to Product Liability Claims by Third Parties. Many of the products offered by the companies in which we have invested may contain design defects that are difficult to detect and correct. We do not know whether errors will be found in new products after commencement of commercial shipments or, if discovered, whether we will be able to successfully correct such errors in a timely manner or at all. In addition, despite testing, some design defects or errors may only become apparent in the products after they have been shipped, which could result in loss of or delay in market acceptance of these products. Alleviating such errors and failures in these products could require significant expense. Moreover, the reputational harm resulting from product errors and failures would be damaging to their business.

     The Companies in Which We Have Invested May be Subject to Fluctuations in Operating Results and Their Products Typically Have Lengthy Sales Cycles. Companies in the technology industry typically experience significant fluctuations in quarterly or annual results caused by a number of factors. Products are often included as part of a complex and time- consuming bid process that is subject to numerous delays and approvals that are beyond our control. For these and other reasons, the sales cycles associated with the products of these companies are often lengthy and subject to significant delays. To the extent that implementation of their products is delayed for any reason, the ability of these companies to recognize revenue with respect to any contract may be impaired, which in turn could materially adversely affect their quarterly or annual operating results. Quarterly sales and operating results also depend generally on the volume and timing of orders within the quarter. The tendency of sales in the technology industry to occur late in fiscal quarters and the ability of these companies to fill orders received within the quarter, all of which are difficult to forecast and manage, could have a material adverse effect on their quarterly and annual results. Operating results are also affected by the mix of distribution channels through which products are sold, the mix of products, the mix of international and North American revenues, regulatory changes, foreign currency exchange rates, the timing and level of capital expenditures of customers and general economic conditions. As a result, the magnitude of quarterly fluctuations may not become evident until late in, or after the close of, a particular quarter. The operating expenses of these companies are based in part on expectations as to future revenue levels and to a large extent may be fixed in the short term; therefore, a shortfall in quarterly sales could lead to a quarterly operating loss.

     We and the Companies in Which We Have Invested May be Subject to Year 2000 Business Risks. Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. The "year 2000" issue affects virtually all companies and organizations. In late 1999, we completed remediation and testing of systems. We and, to our best knowledge, the companies in which we have invested, experienced no significant disruptions in mission critical information technology and non-information technology systems relating to the year 2000 date change. We do not know whether we or any of these companies will experience unanticipated material costs caused by undetected errors or defects in internal systems. Delays in the implementation or a failure to identify year 2000 issues could result in material adverse consequences including delays in the delivery or sale of products. In addition to internal systems, the products of these companies may contain undetected errors or defects stemming from the year 2000 issue. We do not know whether their products contain such undetected errors or that a product will be able to function when it is integrated with noncompliant products, including third party hardware and software.

     The customers of these companies are also impacted by the year 2000 issue. Should customers and potential customers be required to allocate substantial resources to resolve their specific year 2000 problems, then they could experience a reduced demand for their products and services.

     WE MAY NEED ADDITIONAL FINANCING IN ORDER TO CONTINUE OPERATIONS.

     Each of the companies in which we have invested generally requires additional capital to meet its business plans. We intend to actively assist these companies in obtaining additional capital, from either our own resources or other participants. To meet such capital requirements, we will consider additional public or private financing (including the issuance of additional equity securities). We also require additional capital to invest in new companies. We do not know whether additional funding will be available or, if available, that it will be available on terms acceptable to us. Several of these companies rely on our financial support, which includes the accrual of interest on debt instruments, and without additional financial support from us or other investors, may cease operations.

     WE ARE DEPENDENT ON THE ONGOING SERVICES OF CERTAIN OF OUR EXECUTIVES, THE LOSS OF WHOM COULD HAVE A DETRIMENTAL EFFECT ON THE MARKET PRICE OF OUR STOCK.

     Our plan of business development and our day-to-day operations rely heavily on the experience of Jeffrey Dreben, the Chairman of the Board, President and Chief Executive Officer, and Robert Nally, the Chief Operating Officer, Chief Technology Officer, Secretary and Treasurer, neither of whom have signed employment agreements with us. The loss of either of them could adversely affect the success of our operations and strategic plans and, consequently, have a detrimental effect on the market price of our stock. Our success will also depend on our and the ability of the companies in which we have invested to attract and retain highly qualified management and technical personnel. We do not know whether we or those companies will be successful in attracting and retaining qualified personnel as necessary, and the failure to do so could have a material adverse effect on us.

     CERTAIN OF THE COMPANIES IN WHICH WE HAVE CURRENTLY INVESTED ARE SUBJECT TO VARIOUS ENVIRONMENTAL LAWS AND REGULATIONS WITH WHICH THEY MUST COMPLY.

     Certain of the operations of the companies in which we have invested are subject to various comprehensive laws and regulations related to protection of the environment. Such laws and regulations, among other things, regulate the nature of treatment that these companies can provide. Because these companies provide their customers with services designed to protect the environment by cleaning and removing materials or substances at their customers' sites that must be properly handled, recycled or, in some cases, removed for proper disposal, these companies are subject to regulations which impose liability on persons involved in handling, processing or transporting hazardous materials. These requirements may also be imposed as conditions of operating permits or licenses that are subject to renewal, modification or revocation. These laws and regulations have become and are likely to continue to become increasingly stringent. Existing laws and regulations, and new laws and regulations, may require these companies to modify, supplement, replace or curtail their operating methods at costs which may be substantial without any corresponding increase in revenues. In addition, the demand for certain of their environmental services may be adversely affected by the amendment or repeal of federal, state or provincial laws and regulations.

     THERE IS A RISK THAT THE VALUE OF TRADEMARKS AND OTHER PROPRIETARY RIGHTS OWNED BY THE COMPANIES IN WHICH WE HAVE INVESTED COULD BE DIMINISHED BY IMPROPER USE BY OTHERS.

     We believe our success and competitive position depend significantly upon the proprietary technology owned by the companies in which we have invested. These companies generally rely on a combination of patent, trademark and trade secret laws and non-disclosure agreements and other contractual provisions to establish, maintain and protect their proprietary rights, all of which afford only limited protection. Certain of them have patents and registered trademarks and pending patent and trademark applications which cover certain aspects of their technology and business. We do not know whether any pending or future patent or trademark applications will be granted in respect of these companies' technology and business or whether any current or future patents or trademarks will be challenged, invalidated or circumvented or whether the rights granted under such patents or trademarks will provide competitive advantages to these companies. In addition, until recently, these companies have not generally sought patent protection for their products. Their inability to adequately protect their proprietary rights could have a material adverse effect on us. Moreover, effective patent and trade secret protection may be unavailable or limited in certain foreign countries, making greater the possibility of misappropriation of proprietary technology. The steps these companies have taken to protect their proprietary technology may not prevent misappropriation of such technology and such protections may not preclude competitors from developing products with functionality or features similar to their products.

     Although we do not believe that any of these companies are infringing the intellectual property rights of others, claims of infringement are becoming increasingly common as the number of products and competitors in the technology industry grows, the functionality of products in different industry segments overlaps, and legal protections, including patents, are applied to products made by their competitors. Third parties may assert that the products of the companies in which we have invested infringe, or may infringe, the proprietary rights of third parties. The defense of any such claims, with or without merit, could be time consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require these companies to develop non- infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.

     WE MAY NOT PAY DIVIDENDS ON OUR COMMON STOCK.

     To date, we have not paid any cash dividends on our Common Stock, and we do not intend to do so in the foreseeable future. Rather, we intend to use any future earnings to fund our operations and the growth of our business.

     IN ORDER TO FINANCE FUTURE ACQUISITIONS, WE MAY BE REQUIRED TO RAISE ADDITIONAL FUNDS BY ISSUING SECURITIES ON TERMS WHICH WOULD DILUTE YOUR INTEREST IN US.

     In order to fund our growth, we will need to obtain financing through an additional offering of our equity securities or by incurring indebtedness. Such funds may not be available on terms acceptable to us. Furthermore, future investors may seek and obtain, and we may be required to offer, investment terms which are substantially better than those granted to existing investors. The issuance of securities on such terms would dilute the interests of existing stockholders.

     PURSUANT TO OUR AUTHORITY TO DESIGNATE AND ISSUE SHARES OF OUR STOCK AS WE DEEM APPROPRIATE, OUR BOARD OF DIRECTORS MAY ASSIGN RIGHTS AND PRIVILEGES TO CURRENTLY UNDESIGNATED SHARES WHICH COULD ADVERSELY AFFECT YOUR RIGHTS AS A COMMON STOCKHOLDER.

     Our authorized capital consists of 50,500,000 shares of capital stock of which 25,000 shares are designated Series A Preferred Stock, 350,000 shares are designated Series B 6% Convertible Preferred Stock and 125,000 shares are undesignated preferred stock. Our Board of Directors, without any action by the stockholders, may designate and issue the undesignated preferred shares in such classes or series as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The ability of our Board of Directors to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock.

     POTENTIAL CURRENCY FLUCTUATION BETWEEN THE U.S. DOLLAR AND THE CANADIAN DOLLAR, AND OTHER CURRENCY FLUCTUATIONS, COULD ADVERSELY AFFECT US.

     Although our consolidated financial statements are reported in U.S. dollars, a significant portion of the sales and operating costs of the companies in which we have currently invested are denominated in Canadian dollars. Significant long term fluctuations in relative currency values could adversely affect our results of operations. In particular, we may be adversely affected by the weakening of the U.S. dollar against the Canadian dollar. International sales by these companies also entail risks associated with currency fluctuations. As international sales increase, risks associated with currency fluctuations may increase. Given the number of currencies that may be involved, the constantly changing currency exposures and the substantial volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations upon future operating results of these companies. Neither we nor any of these companies engage in hedging transactions to cover currency exposure.

     OUR STOCK PRICE AND THE STOCK MARKETS MAY EXPERIENCE VOLATILITY.

     In recent years, the stock markets have experienced extreme price and volume fluctuations and market prices for securities of many companies have experienced wide fluctuations, not necessarily related to the operating performance of such companies. Further, from time to time, the market price of our Common Stock has been affected and may continue to be affected by various factors, including announcements of new investments; major announcements by the companies in which we have currently invested and new commercial products, product licenses or patents; the development of proprietary rights by these companies or their competitors; actual or anticipated variations in our operating results due to a number of factors including, among others, the level of development expenses, change in financial estimates by securities analysts, and conditions and trends in the information and environmental technologies areas; general market conditions; and other factors. As a result, it is possible that our operating results will be below the expectations of market analysts and investors, which likely would have an adverse effect on the prevailing market price of our Common Stock. The prevailing market price of our

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



Common Stock may also be adversely affected by future sales of our Common Stock by current stockholders. We cannot predict the effect, if any, that sales of our Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of our Common Stock may be sold in the public market may adversely affect prevailing market prices for our Common Stock and could impair our ability to raise capital though the sale of our equity securities.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

                                   THE COMPANY

Business.

     We are in the business of selecting, developing and managing early stage and start-up companies that exploit proprietary or other unique technologies. We try to acquire significant holdings in these companies to assist in their management and to finance their growth by assisting them in obtaining additional capital, either from us or other sources.

     We have interests in the following operating companies: Biorem Technologies Inc., Healthy Elements, Gemprint Corporation, SRE Controls Inc., Dantec Corporation, Petrozyme Technologies Inc., Ecoval Inc., TurboSonic Technologies Inc. and RDM Corporation.

     Biorem is an Ontario corporation based in Waterloo, Ontario, Canada that develops, manufactures and sells industrial bioremediation and biofilter technology products for a variety of industrial applications, including remediation of organic toxic chemicals in soil and ground water, treatment of industrial waste streams and odor elimination at composting, rendering and food processing plants. We own a 69% interest in Biorem.

     Healthy Elements is an Ontario partnership operating retail stores and an online site which offer natural health and food products, nutritional supplements and health services, including naturopathic and homeopathic medicine and chiropractic services, as well as products manufactured by Ecoval. We own a 61% economic interest and a 69.25% voting interest in Elements through our wholly-owned subsidiary, Grand Island Marketing, Inc.

     Gemprint is an Ontario corporation that develops and sells diamond and precious gem identification technology products and services to the retail and wholesale jewelry markets. These products and services allow diamonds and other gems to be uniquely identified non-invasively using a low power laser imaging system proprietary to Gemprint. We own a 73% interest in Gemprint.

     SRE Controls is an Ontario corporation based in Waterloo, Ontario, Canada that develops, manufactures and sells high-efficiency, programmable microprocessor-based electronic controllers for direct current motors used in battery powered industrial vehicles. We own a 75% interest in SRE Controls.

     Dantec is an Ontario corporation based in Waterloo, Ontario, Canada that develops, manufactures and sells advanced process control technologies, primarily to the food processing industry. We own a 54% interest in Dantec.

     Petrozyme is an Ontario corporation based in Guelph, Ontario, Canada that develops and sells proprietary technologies for the treatment of petroleum-based wastes and for petroleum recovery to the petroleum production and refining industries. We own a 50% interest in Petrozyme.

     Ecoval is a Quebec corporation based in Montreal, Quebec, Canada and develops, manufactures and sells a range of all-natural, environmentally safe fertilizers, herbicides, fungicides, insecticides and growth regulants under the "Nature's Glory" brand. We own a 31% interest in Ecoval.

     TurboSonic Technologies, through its Ontario subsidiary based in Waterloo, Ontario, Canada, develops, manufactures and sells high performance air pollution control systems and nozzle products which utilize Turbosonic's proprietary technologies to a range of industries worldwide. We own an indirect 13% interest in Turbosonic principally through our ownership of shares of its Canadian subsidiary which are exchangeable for shares of Turbosonic.

     RDM is an Ontario corporation based in Waterloo, Ontario, Canada that develops and sells technologies which enable secure and accurate payments over the Internet through electronic checks and check reading and imaging devices for point of sale paper check transactions. We own a 16% interest in RDM.

The Form of Our Investments.

     We negotiate the form that our investment will take with each company, taking into account the financing needs of the company, our ability to play an active role in the business in collaboration with the business' existing management team, the potential for significant rates of return on our investment and tax considerations. We generally will not invest in a company unless we can exert some degree of influence on its operations. Our investments may take the form of debt (with or without conversion features), debt with warrants to acquire common shares or debt with participation in cash flow or earnings, preferred shares (with or without conversion features) or common shares. Some of our investments may involve a combination of these features.

Our Investments.

     Each of the companies in which we have currently invested has its own business plan and financial reporting systems. Each has also completed the development of its original products, has set up markets and distribution channels, has sold products and has put management teams in place and/or is currently working to strengthen and expand its management teams. Most are also working to improve their marketing capabilities. Additional capital required by these companies is primarily for expansion of sales and marketing and continuation of research and development to enable them to realize their commercial potential over the next three to five years. As is common with early-stage technology companies, these companies have historically operated at a loss or at a break-even. Most are expected to operate at a loss for the foreseeable future. Some may show losses due to substantial investment in research and development. Thus, these companies will require additional financing from us or other sources in order to continue operations.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock owned by the selling stockholders as of July 24, 2000 and after giving effect to this offering. We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

     Because the selling stockholders may offer all, some or none of their Common Stock, we cannot provide a definitive estimate as to the number of shares that they will hold after such offering and the following table has been prepared on the assumption that all shares of Common Stock offered under this prospectus will be sold.



                                                         Shares                   Number of                     Shares
                                                         Beneficially             Shares Offered                Beneficially
                                                         Owned Before             by Selling                    Owned After
                         Name                            Offering                 Shareholder                   Offering
Everest Capital Corporation                              137,500                  137,500 (1)                       0
Wall Street Interviews Inc.                               80,000                   80,000 (2)                       0
Robert Butler                                             35,000                   35,000 (3)                       0
William C. Mattison, Jr.                                  48,000                   48,000 (4)                       0
William C. Mattison, Jr. IRA                              48,000                   48,000 (5)                       0
Rollover
Mattison Family Trust                                     48,000                   48,000 (6)                       0
Steven Gladstone - IRA                                   219,636                  219,636 (7)                       0
Jason Zeldman                                              9,091                    9,091 (8)                       0
Mark Ross                                                  9,091                    9,091 (9)                       0
Emanual Geronimos                                         72,727                   72,727 (10)                      0
David W. Altchek, MD                                      36,364                   36,364 (11)                      0
Southampton Brick & Tile,                                 18,182                   18,182 (12)                      0
Inc.
Joseph C. DiFeo                                           36,364                   36,364 (13)                      0
John Tortorella                                           27,273                   27,273 (14)                      0
Samuel X. DiFeo                                           36,364                   36,364 (15)                      0
Paul Ehrlich                                               9,091                    9,091 (16)                      0
Joseph Mitolo                                              9,091                    9,091 (17)                      0
John D. Lium                                               9,091                    9,091 (18)                      0
Margaret Nally                                           200,644                  200,644 (19)                      0
Joan Dreben                                              200,644                  200,644 (20)                      0
Canadian Venture Founders                                885,653                  885,653 (21)                      0
Management Limited

Frederick Y. McCutcheon                                   35,022                   35,022 (22)                   0
Tudorcroft Investments Inc.                               32,109                   32,109 (23)                   0
Chatsworth Securities LLC                                 40,000                   40,000 (24)                   0
Clapboard Ridge Investors LLC                             50,000                   50,000 (25)                   0
Lake & Co., as nominee for                               170,000                  170,000 (26)                   0
the Bank of Montreal


(1)       Represents 137,500 shares issued in a private placement of our Common
          Stock.

(2)       Represents 80,000 shares issued in a private placement of our Common
          Stock.

(3)       Represents 35,000 shares issued in a private placement of our Common
          Stock.

(4)       Represents 48,000 shares issued in a private placement of our Common
          Stock.

(5)       Represents 48,000 shares issued in a private placement of our Common
          Stock.

(6)       Represents 48,000 shares issued in a private placement of our Common
          Stock.

(7)       Represents 219,636 shares issued in a private placement of our Common
          Stock.

(8)       Represents 9,091 shares issued in a private placement of our Common
          Stock.

(9)       Represents 9,091 shares issued in a private placement of our Common
          Stock.

(10)      Represents 72,727 shares issued in a private placement of our Common
          Stock.

(11)      Represents 36,364 shares issued in a private placement of our Common
          Stock.

(12)      Represents 18,182 shares issued in a private placement of our Common
          Stock.

(13)      Represents 36,364 shares issued in a private placement of our Common
          Stock.

(14)      Represents 27,273 shares issued in a private placement of our Common
          Stock.

(15)      Represents 36,364 shares issued in a private placement of our Common
          Stock.

(16)      Represents 9,091 shares issued in a private placement of our Common
          Stock.

(17)      Represents 9,091 shares issued in a private placement of our Common
          Stock.

(18)      Represents 9,091 shares issued in a private placement of our Common
          Stock.

(19) Represents 200,644 shares issued upon exercise of an option to purchase our Common Stock and transferred to the holder.

(20) Represents 200,644 shares issued upon exercise of an option to purchase our Common Stock and transferred to the holder.

(21) Represents 885,653 shares issuable upon exercise of a Warrant to purchase Common Stock dated September 20, 1995.

(22) Represents 35,022 shares issuable upon exercise of a Warrant to purchase Common Stock dated July 28, 1998.

(23) Represents 32,109 shares issuable upon exercise of a Warrant to purchase Common Stock dated July 28, 1998.

(24) Represents 40,000 shares issuable upon exercise of a Warrant to purchase Common Stock dated July 16, 2000.

(25) Issuable upon the exercise of options to purchase 50,000 shares of our Common Stock granted under a Stock Option Agreement between us and the awardee.

(26) Represents 170,000 shares of our Common Stock pledged to The Bank of Montreal to secure our guarantees of loans to Dantec Corporation.

                              PLAN OF DISTRIBUTION

     We are registering the shares offered by this prospectus on behalf of the selling stockholders. As used in this section, the term "selling stockholders" includes donees, pledgees, transferees and other successors in interest selling shares they receive from a selling stockholder after the date of this prospectus. We will pay all costs and expenses in connection with the preparation of this prospectus and the registration of the shares offered by it. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling stockholders.

     The selling stockholders may sell shares at various times in one or more types of transactions (which may include block transactions) on The American Stock Exchange, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The selling stockholders may sell shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or purchasers of the shares. This compensation may be in excess of customary commissions.

     The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares they sell while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. We have informed them that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

     Selling stockholders also may sell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

LEGAL MATTERS

     Legal matters relating to the validity of the shares offered by this prospectus will be passed upon for us by Hodgson, Russ, Andrews, Woods & Goodyear LLP, Buffalo, New York.

EXPERTS

     Ernst & Young LLP, our independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10- KSB for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. Our consolidated financial statements are incorporated by reference into this prospectus in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the Public Reference Room maintained by the Commission at Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549.

     You can receive additional information about the operation of the Commission's Public Reference Facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file electronically with the Commission.

     The Commission allows us to "incorporate by reference" information that has been filed with it, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Commission will automatically update and supersede information we have included in this prospectus. We also incorporate by reference any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders sell all of their shares or until their registration rights expire. This prospectus is part of a registration statement that we filed with the Commission (Registration No. 333-_______). The following are specifically incorporated herein by reference:

-    Annual Report on Form 10-KSB for the fiscal year ended December 31,
     1999;

-    Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000;

- The description of Common Stock included under the caption "Securities to be Registered" in our registration statement on Form 10-SB, File No. 000-29266, dated February 12, 1997 (as amended on February 26, 1997, May 30, 1997 and August 22, 1997), including any amendments or reports filed for the purpose of updating such description.

     You (and any of your beneficial owners) can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:

          CVF Technologies Corporation
          Attention: Jeffrey I. Dreben
          916 Center Street
          Lewiston, New York  14092
          (716) 754-7883

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. Selling stockholders are offering to sell, and seeking offers to buy, shares only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


     Article VIII of our bylaws provides for the indemnification of our officers and directors to the extent authorized by the Nevada Revised Statutes. Section 78.7502(1) of the Nevada Revised Statutes allows us to indemnify any person made or threatened to be made a party to any action, except an action by us or in our right, by reason of the fact that he or she is or was a director, officer, employee or agent of, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Article VIII of our charter provides for indemnification of such a person to the full extent provided by the Nevada Revised Statutes, as amended from time to time.

     Under Section 78.7502(2), a similar standard of care applies to derivative actions by us or in our right, except that indemnification is limited solely to expenses (including attorneys' fees) incurred in connection with the defense or settlement of the action and court approval of the indemnification is required where the person seeking indemnification has been found liable to us.

     In addition, Section 78.751(2) allows us to advance payment of indemnifiable expenses prior to final disposition of a proceeding. Decisions as to the payment of indemnification are made by a majority of the Board of Directors at a meeting at which a quorum of disinterested directors is present, or by written opinion of special legal counsel or by the stockholders.

     Section 78.751(3) provides that the power to indemnify is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 78.752 of the Nevada Revised Statutes and Section 8.06 of our Bylaws enable us to purchase and maintain insurance for our present and former directors, officers, employees and agents. Accordingly, we have provided liability insurance for each director and officer for certain losses arising from claims or charges made against him or her while acting in his or her capacity as our director or officer, including liabilities under federal securities laws.

     Additionally, Article V of our charter limits the liability of our directors under certain circumstances. Article V states:

               A director of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of section 78.300 of the Nevada Revised Statutes.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward- looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Important factors regarding our business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed under the caption "Risk Factors."

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with the issuance and distribution of the shares registered hereby are set forth in the following table:


          SEC registration fee                             $ 2,026.11
          AMEX additional listing fee                      $17,500.00
          Legal fees and expenses                          $20,000.00
          Accounting fees and expenses                     $ 5,000.00
          Miscellaneous                                    $ 1,000.00
                                                     Total $45,526.11

Item 15.  Indemnification of Directors and Officers.

     Article VIII of Registrant's bylaws provides for the indemnification of officers and directors of Registrant to the extent authorized by the Nevada Revised Statutes. Section 78.7502(1) of the Nevada Revised Statutes allows Registrant to indemnify any person made or threatened to be made a party to any action except an action by or in the right of Registrant, by reason of the fact that he or she is or was a director, officer, employee or agent of Registrant, or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article VIII of Registrant's charter provides for indemnification of such person to the full extent provided by the Nevada Revised Statutes, as amended from time to time.

     Under Section 78.7502(2), a similar standard of care applies to derivative actions, except that indemnification is limited solely to expenses (including attorneys' fees) incurred in connection with the defense or settlement of the action and court approval of the indemnification is required where the person seeking indemnification has been found liable to Registrant.

     In addition, Section 78.751(2) allows Registrant to advance payment of indemnifiable expenses prior to final disposition of the proceeding in question. Decisions as to the payment of indemnification are made by a majority of the Board of Directors at a meeting at which a quorum of disinterested directors is present, or by written opinion of special legal counsel or by the stockholders.

     Section 78.751(3) provides that the power to indemnify is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 78.752 of the Nevada Revised Statutes and Section 8.06 of Registrant's Bylaws enable Registrant to purchase and maintain insurance for its present and former directors, officers, employees and agents. Accordingly, Registrant has provided liability insurance for each director and officer for certain losses arising from claims or charges made against him or her while acting in his or her capacity as a director or officer of Registrant, including liabilities under federal securities laws.

     The above discussion of Registrant's bylaws and Sections 78.7502, 78.751 and 78.752 of the Nevada Revised Statutes is not intended to be comprehensive and is qualified in its entirety by such bylaws and statute.

     Additionally, Article V of Registrant's charter limits the liability of Registrant's directors under certain circumstances. Article V states:

               A director of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of section 78.300 of the Nevada Revised Statutes.

Item 16.  Exhibits.

Exhibit No.    Description
-----------    -----------

*4.1           Form of Common Stock Purchase Warrant dated September 20, 1995.

4.2            Form of Common Stock Purchase Warrant dated July 16, 2000.

4.3 Stock Option Agreement dated September 16, 1998 between Registrant and Clapboard Ridge Investors LLC.

5              Opinion of Hodgson, Russ, Andrews, Woods & Goodyear, LLP.

23.1           Consent of Ernst & Young LLP.

23.2 Consent of Hodgson, Russ, Andrews, Woods & Goodyear, LLP (included in Exhibit 5).

24             Power of Attorney (included on Page II-4).

--------------

     * Previously by filed on February 15, 1997 as an exhibit to the Registrant's Registration Statement on Form 10-SB.


Item 17.  Undertakings.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than Registrant's payment of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution;

          (2) To treat, for determining liability under the Securities Act, each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Lewiston, State of New York, on July 24, 2000.

                                             CVF TECHNOLOGIES CORPORATION


                                             By:/s/ Jeffrey I. Dreben
                                                --------------------------------
                                                  Jeffrey I. Dreben, President

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Jeffrey
I. Dreben or Robert Miller, each or either of them, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                    Title                                             Date
---------                                    -----                                             ----
/s/ Jeffrey I. Dreben                        Chairman of the Board,                            July 24, 2000
--------------------------                   President, Chief Executive
Jeffrey I. Dreben                            Officer and Director
                                             (Principal Executive Officer)

/s/ Robert Nally                             Chief Operating Officer,                          July 24, 2000
--------------------------                   Chief Technology Officer,
Robert Nally                                 Secretary, Treasurer, Director


/s/ George Khouri                            Director                                          July 24, 2000
--------------------------
George Khouri

/s/ Robert Glazier                           Director                                          July 24, 2000
--------------------------
Robert Glazier

/s/ Robert Miller                            Chief Financial Officer                           July 24, 2000
--------------------------                   (Principal Financial
Robert Miller                                and Accounting Officer)

                                  EXHIBIT INDEX


Exhibit No.    Description
-----------    -----------

*4.1           Form of Common Stock Purchase Warrant dated September 20, 1995.

4.2            Form of Common Stock Purchase Warrant dated July 16, 2000.

4.3 Stock Option Agreement dated September 16, 1998 between Registrant and Clapboard Ridge Investors LLC.

5              Opinion of Hodgson, Russ, Andrews, Woods & Goodyear, LLP.

23.1           Consent of Ernst & Young LLP.

23.2 Consent of Hodgson, Russ, Andrews, Woods & Goodyear, LLP (included in Exhibit 5).

24             Power of Attorney (included on Page II-4).

--------------

     * Previously by filed on February 15, 1997 as an exhibit to the Registrant's Registration Statement on Form 10-SB.